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                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

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         Section240.14a-12

                            PACIFIC SCIENTIFIC COMPANY
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                (Name of Registrant as Specified in Its Charter)

                              KOLLMORGEN CORPORATION
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


ANALYST CONFERENCE CALL SCRIPT

Remarks by Mr. Argov


Good morning, and thank you for joining us this morning.

Before we begin, I have been asked to point out that this analyst conference call includes certain forward-looking statements that are subject to various risks and uncertainties. There can be no assurance that such statements will prove to be correct. Actual results may differ materially. Forward-looking statements include assumptions as to how Kollmorgen, Pacific Scientific and the combined company may perform in the future.

Today, Kollmorgen announced that we have proposed a business combination with Pacific Scientific Company, of Newport Beach, California.

The transaction we have proposed values Pacific Scientific common stock at $20.50 per share.

It represents about a 33% premium over Pacific's closing market price on Friday, and about a 37% premium over Pacific's average closing price over the previous 30 trading days.

As such, we believe this is clearly a very attractive opportunity for Pacific Scientific shareholders.

In fact, for reason we will be discussing this morning, we believe it is a very attractive opportunity for the shareholders, customers and employees of both companies.

I should add that we will also commence a consent solicitation and file litigation in California to ensure that Pacific Scientific shareholders have the opportunity to realize the benefits of our offer.

Since many of you are not yet familiar with Kollmorgen, I will begin my comments this morning by giving you a capsule summary of who Kollmorgen is, what we have accomplished as a company, where we are today, and where we are going.

After that, I will summarize what we regard as the key strategic, operational and financial aspects of the transaction, with Bob Cobuzzi, our chief financial officer, providing some additional financial detail.

Following that, we will be happy to take your question.

First, a bit of history.

When I came to Kollmorgen six years ago, the company was wrestling with a number of critical problems including over-reliance on defense-related revenues, high manufacturing costs, high overheads in many areas, and a lack of new product.

The company was also fragmented, with about a dozen businesses in motion control, instrumentation and electro-optical sectors. None of the businesses at that time had the critical mass to be a global leader.

Over the past six years, the new team at Kollmorgen has transformed this 81-year-old company into what we believe is a very focused, successful, profitable and growing organization.

We began by implementing a painful but necessary operational restructuring during 1991 and 1992.

Between 1993 and 1996, we then sold or otherwise disposed of several non-core or under-performing businesses.

We significantly improved our balance sheet by placing one non-core business in a joint venture and by later selling our share of that entity through an initial public offering in Zurich.

And we made the strategic determination to focus on the high-performance electronic motion control business.

Since electronic motion control is the reason behind our offer to purchase Pacific Scientific today, let me tell you a little bit about that business.

The market for these very precise electric motors and the electronics that control them is a multi-billion market-mostly in North America and Europe.

Customers are OEM's who produce machinery in a wide variety of segments. Any machine that requires rapid and precise movement including the control of speed and position - in both the industrial/commercial as well as aerospace/defense markets - is a candidate for our technology.

Indeed, electronic motion control is replacing more mature technologies such as hydraulics and pneumatics in many applications. The central driver of future growth in the business is the desire on the part of these OEM customers for increased productivity in their machinery - and whether this is measured in increased speed, higher yields, lower scrap, or less down time, the imperative is basically the same.

At Kollmorgen, we have achieved a position of leadership in a number of areas in this market. We believe:

We have a very broad product line, one which allows us to increasingly focus on providing complete solutions and not just components or parts of solutions.

We have excellent technology, in which we continue to invest. We have done an enormous amount of work in areas of manufacturing and logistics in order to attain a low-cost production capability.

We have excellent and well-trained teams of sales engineers throughout the world, so our market channels are strong.

Finally, we have become a more international company, with full-fledged operating companies in France, Germany and Israel as well as manufacturing facilities in India, Vietnam and the People's Republic of China.

We believe Killmorgen's operating and financial results clearly reflect the success of our business strategies.

Kollmorgen management has delivered year over year growth in sales and operating income from continuing operations from 1994 through 1996, and will do so again in 1997.

We achieved this performance by focusing on our core operations while seeking to maximize returns from non-strategic operations.

We also have considerable expertise in managing debt, having reduced Kollmorgen's debt and preferred stock obligations by more than 40% during the past three fiscal years and transitioned from fully-secured to unsecured credit arrangements.

Our goal is to continue to execute on our strategy of focusing on becoming a world leader in the area of high-performance electronic motion control.

With that as a backdrop, let us turn to our proposal to Pacific Scientific shareholders.

As I mentioned, our offer of $20.50 per share for Pacific Scientific represents an approximately 33% premium over Pacific's closing price on Friday, and an approximately 37% premium over the company's average closing share price for the preceding 30 trading days.

If the tender offer is successfully consummated, Pacific Scientific shareholders would receive an immediate cash payment of $20.50 per share for half of Pacific's outstanding common stock.

Significantly, because they would also receive Kollmorgen stock in the proposed second-step merger, Pacific shareholders would also continue to participate in the future growth of the combined company, through an equity stake of approximately 43% in the combined company.

We are confident that based on the hard, direct consolidation synergies it would create, this transaction will be accretive to earnings per share in 1999, and increasingly so thereafter.

In that regard, we have identified more than $15 million of annual operating synergies that the combined company can be expected to achieve in 1999, rising to more than $20 million in the year 2000 and increasing thereafter.

And this is a transaction backed by committed financing. Specifically, Kollmorgen has entered into a binding commitment letter with Salomon Smith Barney and its affiliate, Salomon Brothers Holding, in which Salomon Brothers Holding has committed to provide, subject to certain conditions, what Kollmorgen believes is a conservatively financed secured bank facility to fully finance the transaction.

What would the combined company look like?

As I indicated in my letter to Buck Hill, which is included in today's press release, it would be a leader in high-performance electronic motion controls-one of the fastest-growing segments of the motors and controls business.

Because our motion control product lines are highly complementary, we believe the combined company will be well-positioned to become a full-service provider, and to offer a broader array of products support services to an expanded customer base.

With increased size and global scope, we believed the combined company will be able to more effectively market its products to customers around the world, offer international on-site product support, and conduct more effective and cost-efficient research and development, marketing, production and sourcing.

Finally, we believe the combined company would enjoy greatly enhanced growth opportunities, both externally and internally. We're confident that our increased size and scope would enable us to be a leader in the accelerating consolidation of the motion control industry and raise our visibility in the business and financial communities.

I'd now like to introduce our chief financial officer, Bob Cobuzzi, who will briefly discuss some additional financial aspects of this proposed transaction, after which we'll open this up to questions.

Bob?

MR. COBUZZI

Thank you, Gideon.  Let me briefly summarize how we've structured our offer:

We have commenced a tender offer to acquire a majority of Pacific Scientific's common stock outstanding on a fully diluted basis for $20.50 per share in cash.

Following the successful completion of the tender offer, Kollmorgen and Pacific Scientific will merge and the Pacific Scientific shares not purchased in the tender offer will be exchanged for Kollmorgen common stock having a value of $20.50, subject to a collar.

Following completion of the transaction, Pacific Scientific shareholders will own an equity stake of approximately 43% in the combined company, based upon Friday's market price for Kollmorgen stock.

The stock portion of our offer is subject to a 10% up and down collar centered at $16.88, which was Kollmorgen's NYSE closing price this past Friday. The collar provides Pacific Scientific's shareholders with an ownership stake that varies between 45% and 40% at each end of the collar. If our stock trades above or below the collar, shareholders will receive Kollmorgen stock in the merger with a value higher or lower than $20.50.

Based on this structure, the total valuation of the transaction is approximately $341 million - consisting of an approximately $264 million equity consideration plus approximately $77 million of assumed debt.

The combined company will be leveraged at what we believe is a conservative 4.9-times total debt to last-twelve-month EBITDA.

As Gideon noted, it will be financed entirely through a secured bank facility.

I'll now turn this back over to Gideon.

MR. ARGOV

Thank you, Bob.

We'll now open this up to questions.

[Q&A, after which Mr. Argov concludes with the following comment]

Let me conclude this conference call by saying that we believe this proposed combination is a bold, exciting initiative for Pacific Scientific, Kollmorgen, and the shareholders, customers and employees of both companies.

We are firmly committed to pursuing this matter and are convinced that Pacific Scientific shareholders will support our proposal.

Although it is clear to us that Pacific's Board up to now has not given adequate consideration to our offer, nothing would please us more than to proceed with this merger on a friendly basis, so that both Pacific Scientific shareholders and Kollmorgen shareholders can begin to receive promptly the benefits of our offer.